EXHIBIT 4.1
FORM OF
DIRECTOR INDEMNITY AGREEMENT
This Agreement is made as of 10 May 2009 between:
Canadian Solar Inc. (“Corporation”),
a corporation existing under the laws of Canada,
and
● (“Director”),
a director of the Corporation
WHEREAS, as a condition of his agreeing to act or continue to act as a director of the Corporation, the Director has requested the Corporation, and the Corporation has agreed, to indemnify the Director, to the fullest extent permitted by law, against certain liabilities that the Director may incur in connection with the Director’s acting or continuing to act as a director of the Corporation.
NOW THEREFORE, for good and valuable consideration, the parties agree as follows:
SECTION 1 — INTERPRETATION
1.1	Definitions. As used herein, the following terms shall have the following meanings:
“Agreement” means this Director Indemnity Agreement, as amended or supplemented from time to time.

“Corporation” has the meaning given to it in the preamble.

“Court” means the Ontario Superior Court of Justice.

“Director” has the meaning given to it in the preamble.

“including” means “including without limitation”.

“Policy” means a policy of insurance maintained by the Corporation that provides the directors of the Corporation with coverage for losses from wrongful acts and/or ensures the performance by the Corporation of its indemnification obligations under this Agreement and similar agreements with other directors and/or officers of the Corporation.
1.2	Rules of Interpretation. The following rules of interpretation apply to this Agreement:
(a)	the singular includes the plural and conversely;

(b)	a gender includes all genders;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	a reference to an Article or Section is to an article or section of this Agreement;

(e)	the headings contained in this Agreement are for convenience of reference only and do not modify or affect in any way the meaning or interpretation of this Agreement; and

(f)	time is of the essence.
1.3	Governing Law.
     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction to be applied other than the laws of the Province of Ontario and the laws of Canada applicable therein.
SECTION 2 — INDEMNIFICATION
2.1     Indemnity. The Corporation shall indemnify and save harmless the Director, to the fullest extent permitted by law, against all liability, loss, harm, damage, cost or expense, including legal fees and expenses and amounts paid to settle a claim or action or satisfy a judgment or fine, reasonably incurred by the Director in respect of any threatened, pending, ongoing or completed claim or civil, criminal, administrative, investigative or other action or proceeding, formal or informal, made or commenced (whether by a third party or by the Corporation or a third party on behalf of the Corporation) against the Director or in which the Director is or was involved by reason of:
(a)	the fact that the Director is or was a director of the Corporation; or

(b)	any action or inaction on the part of the Director while he is or was a director of the Corporation.
2.2     Tax Gross-Up. If the Director is required by law to pay any tax on account of the receipt by him of any amount under this Agreement, the Corporation shall increase the amount payable to the Director so that the amount received by the Director, after the deduction of all applicable taxes, is equal to the amount that the Director would have received under this agreement had such tax not been payable. The Director agrees to take all reasonable steps to minimize the amount of such taxes.
2.3	Limitation.
(1)	Limitation. The Corporation shall not obligated to indemnify the Director under Section 2.1 unless:
(a)	the Director acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Director did not have reasonable grounds for believing that his conduct was lawful.

(2)     No Presumption. The termination of any action or proceeding referred to in Section 2.1 by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that:
(a)	the Director did not act honestly and in good faith with a view to the best interests of the Corporation; or

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Director had reasonable grounds for believing that his conduct was lawful.
2.4	Payment.
(1)     Payment of Indemnity Claim. Within 10 days after receipt by it of a claim for indemnification under Section 2.1, accompanied by reasonable evidence of the amount of the claim, the Corporation shall pay or cause to be paid to the Director the amount of the claim, unless the claim is not permitted by applicable law or requires Court approval.
(2)     Notice of Denial. If the Corporation believes that payment of a claim for indemnification under Section 2.1 is not permitted by law or requires Court approval, the Corporation shall so advise the Director in writing within the notice period referred to in Section 2.3(1).
2.5     Determination of Right of Indemnification. If the Corporation contests the Director’s right to indemnification under Section 2.1, the determination of the Director’s right to indemnification shall be made by the Court and:
(a)	the burden of proving that the Director did not meet the standards set out in Section 2.2 shall be on the Corporation; and

(b)	neither the determination by the Corporation, nor failure of the Corporation to determine, that the Director is not entitled to indemnification because he did not meet the standards set out in Section 2.2 shall create a presumption that the Director did or did not meet such standards.
2.6     Scope; Change in Applicable Law. The Corporation agrees to indemnify the Director to the fullest extent permitted by applicable law, notwithstanding that such indemnification is not specifically authorized by the articles or by-laws of the Corporation or by statute. Any change in applicable law, whether by statute or judicial decision, after the date of this Agreement that narrows the right of the Corporation to indemnify its directors shall not decrease the scope of the indemnity provided to the Director under this Agreement, unless otherwise required by such applicable law. Any change in applicable law, whether by statute or judicial decision, after the date of this Agreement that expands the right of the Corporation to indemnify its directors shall increase the scope of the indemnity provided to the Director under this Agreement.

SECTION 3 — ADVANCEMENT OF EXPENSES
3.1     Advances. The Corporation agrees to advance to the Director from time to time sufficient moneys to enable the Director to pay all expenses reasonably incurred by him in connection with the investigation, defence, settlement, judgment or appeal of, or his involvement in, any claim, action or proceeding referred to in Section 2.1. The Corporation agrees to make such advances without regard to the Director’s ability to repay such advances and without regard to the Director’s ultimate entitlement to indemnification under this Agreement.
3.2     Payment. Within 10 days after receipt by it of a request for moneys under Section 3.1, accompanied by reasonable evidence of the amount of the expenses incurred by the Director, the Corporation shall pay or cause to be paid to the Director the moneys requested.
3.3     Repayment. The Director agrees to repay to the Corporation the moneys advanced to him by the Corporation pursuant to Section 3.2 if and to the extent that it is ultimately determined by final judicial decision from which there is no further right of appeal that the Director is not entitled to be indemnified therefor by the Corporation. Any obligation of the Director to repay the moneys advanced to him by the Corporation shall be unsecured and no interest shall be charged thereon.
SECTION 4 — DERIVATIVE ACTION
          If the Corporation or a third party on behalf of the Corporation commences an action to procure a judgment in favour of the Corporation to which the Director is made a party by reason of:
(a)	the fact that the Director is or was a director of the Corporation; or

(b)	any action or inaction on the part of the Director while he is or was a director of the Corporation, the Corporation shall, at the Director’s request, make application to the Court for approval of the Court to indemnify the Director under Article 2 and to advance moneys to the Director under Article 3.
SECTION 5 — PROCEDURE
5.1	Notice to Corporation.
(1)     Giving Notice. The Director shall give notice to the Corporation as soon as practicable, and in any event not later than 10 days, after the Director receives notice of any claim against the Director or any action or proceeding involving the Director that may give rise to a claim for indemnification from the Director under this Agreement. A copy of any documents which have been served upon the Director shall accompany such notice or, where this is not feasible, be delivered to the Corporation as soon as practicable thereafter.
(2)     Failure of Delay in Giving Notice. The failure of the Director to give notice to the Corporation in accordance with section 5.1(1) shall not relieve the Corporation of its obligations to the Director under this Agreement unless, and then only to the extent that, the Corporation is materially damaged or prejudiced as a result of such failure.

5.2	Notice to Insurers.
(1) Giving Notice. The Corporation shall give notice to the insurers under the Policies as soon as practicable, and in any event within the time limits specified under the Policies, after it receives notice from the Director or otherwise becomes aware of any claim against the Director or any action or proceeding involving the Director that may give rise to a claim for indemnification from the Director under this Agreement and a claim for payment under the Policies.
(2) Enforcement of Policies. The Corporation shall take such action as is necessary or desirable to cause the insurers under the Policies to pay, on behalf of the Director, in accordance with the Policies, all amounts payable as a result of such claim, action or proceeding.
5.3	Control of Claim, Action or Proceeding.
(1)     Assumption of Control by Corporation. Subject to the rights of the insurers under the Policies, the Corporation shall have the right, at its own expense, to assume control of any claim against the Director or any action or proceeding involving the Director, including employing legal counsel reasonably satisfactory to the Director, by giving notice to the Director of its intention to do so.
(2)     Cooperation. If the Corporation exercises its right under Section 5.3(1), the Director shall cooperate with the Corporation and make available to it all information under his control that is relevant to the claim, action or proceeding and the Corporation shall keep the Director informed on an ongoing basis of the progress of the claim, action or proceeding. If the Corporation does not exercise its right under Section 5.3(1), the Corporation shall cooperate with the Director and make available to him all information under its control that is relevant to the claim, action or proceeding and the Director shall keep the Corporation informed on an ongoing basis of the progress of the claim, action or proceeding.

(3)	Director Retaining Own Counsel. If the Corporation exercises its right under Section 5.3(1), the Director may:
(a)	at his own expense, employ legal counsel of his choosing to participate in any claim, action or proceeding in addition to legal counsel employed by the Corporation; and

(b)	at the expense of the Corporation, employ legal counsel of his own choosing to participate in any claim, action or proceeding in addition to legal counsel employed by the Corporation if:
(i)	the employment of such legal counsel has been approved by the Corporation;

(ii)	the Director has reasonably concluded that there may be a conflict of interest between the Corporation and the Director in respect of the claim, action or proceeding; or

(iii)	the Director has reasonably concluded that the Corporation has not assumed control of, or is not diligently dealing with, the claim, action or proceeding.
If the Director employs legal counsel of his own choosing, the Corporation and its legal counsel shall cooperate with the Director and his legal counsel in dealing with the claim, action or proceeding, including making documents, witnesses and other information relating to the claim, action or proceeding available to the Director and his legal counsel and entering into joint defence and confidentiality agreements, as appropriate.
(4)	Settlement. If the Corporation exercises its right under Section 5.3(1),
(a)	the Director shall not enter into any settlement, or consent to the entry of any judgment, with respect to the claim, action or proceeding without the prior written consent of the Corporation; and

(b)	the Corporation shall not enter into any settlement, or consent to the entry of any judgment, with respect to the claim, action or proceeding that would impose any penalty, financial obligation or limitation on the Director, other than a monetary obligation for which the Director is fully indemnified under this Agreement, without the prior written consent of the Director, which consent of the Director or the Corporation, as the case may be, shall not be unreasonably withheld or delayed.
SECTION 6 — GENERAL
6.1     Effectiveness of Agreement. This Agreement shall be effective on the date above written and shall apply to all acts or omissions of the Director occurring on, before or after such date.
6.2     Notice. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and shall be delivered personally or by courier or sent by facsimile addressed as follows:
(a)	in the case of the Corporation:

Canadian Solar Inc. 675 Cochrane Drive East Tower, 6th Floor Markham, ON Canada L3R 0B8

Facsimile: +1 905 530 2001

with a copy to:

Canadian Solar Inc. 199 Lushan Road Suzhou New District Jiangsu, China 215129

Facsimile: +86 512 6690 8095

(b)	in the case of the Director:

●

Facsimile: +●
6.3     Insurance. The Director shall be entitled to coverage under all Policies maintained by the Corporation on the same basis as the other directors of the Corporation.
6.4     Continuation of Indemnity. The indemnification provided to the Director under this Agreement shall continue after the Director ceases to serve as a director of the Corporation.
6.5     Amendment; Waiver. This Agreement may not be amended except by a written agreement signed by the parties hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions of this Agreement or constitute a continuing waiver. Any waiver of any of the provisions of this Agreement must be in writing and signed by the Corporation or the Director, as applicable. A party’s failure to enforce any of the provisions of this Agreement shall not constitute a waiver of such provision or prevent the party from thereafter enforcing such provision or any of the other provisions of the Agreement.
6.6     Binding Effect. This Agreement shall be binding upon the Corporation and its successors and assigns and enure to the benefit of the Director and his heirs, executors, successors and personal representatives.
6.7     Severability. The invalidity or unenforceability of any part of this Agreement shall not affect the validity or enforceability of any other part of this Agreement.
6.8     Not Exhaustive. This Agreement shall not operate to abridge or exclude any other rights to which the Director may be entitled in connection with his acting as a director of the Corporation, at law or in equity, under the articles or by-laws of the Corporation or pursuant to any vote of the shareholders or disinterested directors of the Corporation, or otherwise.
6.9     Consent to Jurisdiction. All actions and proceedings arising in any manner out of or from this Agreement or to interpret the provisions of this Agreement shall be brought only in the courts of the Province of Ontario. Each of the Corporation and the Director irrevocably:
(a)	consents and submits to the jurisdiction of the courts of the Province of Ontario for the purposes of any such action or proceeding;

(b)	waives any objection that it or he may have, now or hereafter, to having any such action or proceeding take place in the courts of the Province of Ontario; and

(c)	waives any claim that the courts of the Province of Ontario are not a convenient forum for any such action or proceeding.

The foregoing consents to jurisdiction shall not constitute general consents to service of process in the Province of Ontario and shall not confer any rights on any person other than the parties.
6.10     Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall constitute an original. This Agreement may be transmitted by facsimile or electronically, and it is the intent of the parties that the facsimile or electronic copy of any signature printed by the receiving facsimile machine or computer printer shall be considered an original signature and shall have the same force and effect as an original signature.
The parties have executed this Agreement.

CANADIAN SOLAR INC.
By:
		Name:	Shawn Qu
		Title:	Chairman, President and Chief Executive Officer

Signed in the presence of: Arthur Chien
Signature of Witness		●